EXHIBIT 11(A)
                                                              -------------



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in Parts A and B of this Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (the "Registration Statement") of: (a) our report dated February 17, 1995, relating to the financial statements and financial highlights of Principal Preservation Cash Reserve Portfolio (a separate series of Principal Preservation Portfolios, Inc.) appearing in the December 31, 1994 Annual Report to Shareholders of Principal Preservation Cash Reserve Portfolio; and (b) our report dated February 17, 1995, relating to the financial statements of The Prime Money Market Portfolio (a separate series of The Prime Portfolios) appearing in the December 31, 1994 Annual Report to Shareholders of Principal Preservation Cash Reserve Portfolio. Our reports dated February 17, 1995 are incorporated by reference into the Prospectus and Statement of Additional Information filed with the Securities and Exchange Commission on November 3, 1995 as parts of Post-Effective Amendment No. 28 to the Registration Statement. That Prospectus and Statement of Additional Information are incorporated by reference in Parts A and B, respectively, of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Counsel and Independent Accountants" and "Experts" in the Statement of Additional Information constituting parts of Post-Effective Amendment No. 28 to the Registration Statement, which Prospectus and Statement of Additional Information are incorporated by reference into Parts A and B, respectively, of this Registration Statement.



/s/  Price Waterhouse LLP

Price Waterhouse LLP
Milwaukee, Wisconsin
December 27, 1995